Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
BY
FIRSTHAND TECHNOLOGY VALUE FUND, INC.
FOR UP TO $20 MILLION OF ITS ISSUED AND OUTSTANDING SHARES OF
COMMON STOCK AT 95% OF THE NET ASSET VALUE PER SHARE AS OF
DECEMBER 31, 2014

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME, ON JANUARY 22, 2015, UNLESS THE TENDER OFFER IS EXTENDED.

Firsthand Technology Value Fund, Inc., a Maryland corporation (the "Fund"), is offering to purchase up to $20 million of its issued and outstanding shares of common stock, par value $0.001 per share ("Shares") (the "Offer Amount"), at a purchase price per share equal to 95% of the Fund's net asset value per share ("NAV") as of the close of ordinary trading on the NASDAQ Global Market ("NASDAQ") on December 31, 2014, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer (the "Offer"). If more Shares are properly tendered and not withdrawn prior to the time the Offer expires and such amount of Shares is more than the Fund can purchase from the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

Only Shares properly tendered and not properly withdrawn pursuant to the Offer will be purchased, upon the terms and subject to the conditions of the Offer. Shares tendered but not purchased pursuant to the Offer will be returned at our expense promptly after the expiration date. See Section 1.

The December 31, 2014 NAV will be determined and released prior to the completion of the Fund's 2014 fiscal year-end audit to accommodate the closing of the Offer. The Fund expects to publish the December 31, 2014 NAV no later than January 14, 2015. The Fund may publish an amended December 31, 2014 NAV, which reflects audit adjustments. The Fund currently has no knowledge that any material audit adjustments will require it to publish an adjusted December 31, 2014 NAV. However, to the extent that the Fund does publish such an adjusted NAV, it will have no effect on the December 31, 2014 NAV used in the Offer.

THE OFFER IS NOT CONDITIONED UPON OBTAINING FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

As of the closing of ordinary trading on NASDAQ on December 12, 2014, the Fund's last determined NAV was $29.70 as of September 30, 2014 ($24.09 after adjusting for the November 6, 2014 distribution of $2.998210 per share, the December 11, 2014 distribution of $2.86156 per share and the repurchase of 509,859 Shares by the Fund through December 5, 2014). The Fund's NAV during the pendency of this Offer may be obtained by contacting Georgeson Inc., the Fund's Information Agent, toll free at: 1-866-857-2624.

YOU ARE URGED TO OBTAIN THE FUND'S NAV AT DECEMBER 31, 2014 BEFORE DECIDING WHETHER TO TENDER YOUR SHARES. SEE SECTION 8.

OUR BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NEITHER THE FUND, OUR BOARD OF DIRECTORS, THE DEPOSITARY NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES. YOU SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, SHOULD CONSULT WITH YOUR OWN FINANCIAL AND TAX ADVISORS, AND SHOULD MAKE YOUR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES, AND, IF SO, HOW MANY SHARES TO TENDER.

Questions and requests for assistance may be directed to Georgeson Inc., the Information Agent for the Offer, at its address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or any document incorporated herein by reference, may be directed to the Information Agent.

December 22, 2014

IMPORTANT

If you wish to tender all or any part of your Shares, you should either (1)(a) complete and sign the Letter of Transmittal, or a facsimile of it, according to the instructions in the Letter of Transmittal and mail or deliver it, together with any required signature guarantee and any other required documents, to Computershare Trust Company, N.A., the Depositary for the tender offer, and mail or deliver the share certificates to the Depositary together with any other documents required by the Letter of Transmittal, or (b) tender the Shares according to the procedure for book-entry transfer described in Section 2, or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company (including the Trustee of the Fund's Dividend Reinvestment Plan) or other nominee, you should contact that person if you desire to tender your Shares.

If (i) you desire to tender Shares pursuant to the Offer and the certificates for your Shares are not immediately available; (ii) you cannot deliver certificates for your Shares and all other required documents to the Depositary before the expiration of the Offer; or (iii) your Shares cannot be delivered before the expiration of the tender offer under the procedure for book-entry transfer, then you must tender your Shares according to the guaranteed delivery procedure described in Section 2.

The Offer does not constitute an offer to buy or the solicitation of an offer to sell securities in any jurisdiction in which such offer or solicitation would not be in compliance with the laws of the jurisdiction, provided that the Fund will comply with the requirements of Rule 13e-4(f)(8) of the Securities Exchange Act of 1934, as amended.

You should only rely on the information contained in this Offer to Purchase and the Letter of Transmittal. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Shares in the tender offer. We have not authorized any person to give any information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the Letter of Transmittal. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the Information Agent or the Depositary. Shareholders are urged to consult their own investment and tax advisors and make their own decisions whether to tender any Shares and, if so, how many to tender.

Summary Term Sheet

This summary highlights certain information in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase and the related Letter of Transmittal. We have included Section references parenthetically to direct you to a more complete description in the Offer to Purchase of the topics in this summary.

How many Shares of Firsthand Technology Value Fund, Inc. is the Fund (the "Fund") offering to purchase? (See Section 1, "Price; Number of Shares")

The Fund is offering to purchase up to $20 million of its issued and outstanding shares of common stock ("Shares") (the "Offer Amount"). If the number of Shares properly tendered and not withdrawn prior to the date and time the Offer expires is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares are properly tendered and not withdrawn prior to the time that the Offer expires and such amount of Shares is more than the Fund can purchase from the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

How much and in what form will the Fund pay me for my Shares? (See Section 1, "Price; Number of Shares" and Section 4, "Payment for Shares")

The Fund will pay cash for Shares purchased pursuant to the Offer. The purchase price will equal 95% of the net asset value per share ("NAV"), as of the close of ordinary trading on the NASDAQ Global Market (the "NASDAQ") on December 31, 2014, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer (the "Offer"). As of December 12, 2014, the Fund's last determined NAV was $29.70 per Share as of September 30, 2014 ($24.09 after adjusting for the November 6, 2014 distribution of $2.998210 per share, the December 11, 2014 distribution of $2.86156 per share and the repurchase of 509,859 Shares by the Fund through December 5, 2014). NAV per share is determined as of close of business on the last day of the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low closing sales prices, which may or may not fall on the last day of the quarter. You can obtain the most recent publicly available NAV quotations from Georgeson Inc., the information agent for the Offer (the "Information Agent") at (866) 857-2624.

When does the Offer expire? Can the Fund extend the Offer, and if so, when will the Fund announce the extension? (See Section 1, "Price; Number of Shares" and Section 15, "Extension of Tender Period; Termination; Amendments")

•  The Offer expires on Thursday, January 22, 2015, at 12:00 midnight, New York City time, unless the Fund extends the Offer.

•  The Fund may extend the offer period at any time. If it does, the Fund will determine whether the purchase price shall remain the same.

•  If the offer period is extended, the Fund will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date.

Will I have to pay any fees or commissions on Shares I tender? (See Section 1, "Price; Number of Shares," Section 4, "Payment for Shares" and Section 16, "Fees and Expenses")

Shares will be purchased at 95% of the Fund's NAV as of December 31, 2014 to help defray certain costs of the tender, including the processing of tender forms, effecting payment, postage and handling. Excess costs associated with the tender will be charged against the Fund's capital. Excess fees collected, if any, will be returned to the Fund. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer.

Does the Fund have the financial resources to pay me for my Shares? (See Section 11, "Source and Amount of Funds")

Yes. The Fund intends to first use cash on hand to pay for Shares tendered, and then intends to sell portfolio securities to raise any additional cash needed for the purchase of Shares. The Fund will not borrow money to finance the purchase of Shares in the Offer.

How do I tender my Shares? (See Section 2, "Procedures for Tendering Shares")

If your Shares are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder"), you should contact that firm if you wish to tender your Shares.

All other shareholders wishing to participate in the Offer must, prior to the date and time the Offer expires, EITHER:

•  Complete and execute a Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal. You must send these materials to Computershare (the "Depositary") at its address set forth on page 4 of this Offer. If you hold certificates for Shares, you must send the certificates to the Depositary at its address set forth on page 4 of this Offer. If your Shares are held in book-entry form, you must comply with the book-entry delivery procedure set forth in Section 2.C of this Offer. In all these cases, the Depositary must receive these materials prior to the date and time the Offer expires.

OR

•  Comply with the Guaranteed Delivery Procedure set forth in Section 2.D of this Offer.

The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. When a shareholder tenders share certificates, the Depositary will accept any of the shareholder's uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder's certificated Shares.

Until what time can I withdraw tendered Shares? (See Section 3, "Withdrawal Rights")

You may withdraw your tendered Shares at any time prior to the date and time the Offer expires. You may not withdraw your Shares after 12:00 midnight, New York City time, on January 22, 2015. If the Fund has not yet accepted tendered Shares for payment by February 20, 2015, you may withdraw your tendered Shares.

How do I withdraw tendered Shares? (See Section 3, "Withdrawal Rights")

If you desire to withdraw tendered Shares, you should either:

•  Give proper written notice to the Depositary; or

•  If your Shares are held of record in the name of a Nominee Holder, contact that firm to withdraw your tendered Shares.

Will there be any tax consequences to tendering my Shares? (See Section 2, "Procedures for Tendering Shares," Section 10, "Certain Effects of the Offer" and Section 14, "Certain Federal Income Tax Consequences")

Yes. If your tendered Shares are purchased, it will be a taxable transaction either in the form of a "sale or exchange" or, under certain circumstances, a "dividend." See Section 2 with respect to the application of federal income tax withholding on payments made to shareholders. Please consult your tax adviser as to the tax consequences of tendering your Shares in this Offer.

What is the purpose of the Offer? (See Section 6, "Purpose of the Offer")

The Fund's Board of Directors approved the tender offer both in recognition of the discount at which the Fund's Shares have traded and in connection with the agreement with Bulldog Investors, LLC, a Delaware limited liability company ("Bulldog") to (i) withdraw the Bulldog proposals made in connection with the Fund's 2014 Annual Meeting of Stockholders (the "Annual Meeting"); (ii) discontinue its proxy solicitation related to the Annual Meeting; and (iii) promise that neither it nor any of its affiliated advisers would introduce any proposal or nomination at the Annual Meeting. Bulldog also agreed to be bound by certain "standstill" covenants with respect to the Fund until May 1, 2023 pursuant to a Standstill Agreement dated May 1, 2014. Also in connection with the Fund's agreement with Bulldog, the Fund agreed to liquidate all of its holdings in Facebook, Inc. and Twitter, Inc. and distribute the proceeds to the Fund's stockholders; establish an open-market purchase program to purchase up to $10 million of its common stock during certain periods in 2014 in which the market price of the common stock is below its NAV; and commence an issuer tender offer consistent with the terms of the Offer. On December 5, 2014, the Fund completed its open market purchase program offer after reaching its $10 million goal.

There can be no assurance that this Offer will reduce or eliminate any spread ("discount") between the market price and the NAV of the Shares. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yields, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives. Historically, tender offers have resulted in only a temporary reduction in a fund's discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the discount than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to consider alternative means to reduce or eliminate the Fund's market value discount from the NAV. The Fund makes no assurance that it will make another tender offer in the future.

Please bear in mind that neither the Fund nor its Board has made any recommendation as to whether or not you should tender your Shares. Shareholders are urged to consult their own investment and tax advisers and make their own decisions whether to tender any Shares and, if so, how many Shares to tender.

What are the most significant conditions of the Offer? (See Section 5, "Certain Conditions of the Offer")

Notwithstanding any other provision of the Offer, the Fund will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of or the payment for Shares tendered, subject to Rule 13e-4(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if any of the following events or circumstances shall have occurred (or shall have been determined by the Fund in its reasonable judgment to have occurred). The following is not a complete list. For a complete list of the conditions of the Offer, please see Section 5, "Certain Conditions of the Offer."

•  The Fund would be unable to sell portfolio securities in an orderly manner or such sale would have an adverse effect on the NAV of the Fund to the detriment of those shareholders who do not tender their Shares.

•  The Offer could impair compliance with U.S. Securities and Exchange Commission or Internal Revenue Service requirements.

•  Trading generally or prices on the NYSE or NASDAQ are suspended or limited.

•  The purchase of Shares in the Offer would result in the delisting of the Shares from the NASDAQ.

•  In the Board of Directors' judgment, there is a material legal action or proceeding instituted or threatened, challenging the Offer or otherwise potentially materially adversely affecting the Fund.

•  Certain circumstances exist beyond the Fund's control, including limitations imposed by federal or state authorities on the extension of credit by lenders or where banks have suspended payment.

•  In the Board of Directors' judgment, the Fund or its shareholders might be adversely affected if Shares were purchased in the Offer.

•  The Board of Directors determines that the purchase of Shares might be a breach of its fiduciary duty.

If I decide not to tender, how will the Offer affect my Shares? (See Section 10, "Certain Effects of the Offer" and Section 16, "Fees and Expenses")

If you do not tender your Shares (or if you own Shares following completion of the Offer), you will be subject to any increased risks associated with the reduction in the Fund's total assets due to the payment for the tendered Shares. These risks may include greater volatility due to a decreased asset base and proportionately higher expenses. The reduced assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, could limit the Fund's ability to use leverage, and may have an adverse effect on the Fund's investment performance.

Whom do I contact if I have questions about the Offer?

Questions and requests for assistance and requests for additional copies of this Offer to Purchase and Letter of Transmittal should be directed to the Information Agent at the telephone number set forth below.

The Information Agent for the Offer is:
Georgeson Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310

All Holders Call Toll Free: (866) 857-2624

The Depositary for the Offer is:
Computershare

By Mail:	By Registered, Certified or Express Mail or Overnight Courier.
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

IMPORTANT

Neither the Fund nor its Board of Directors makes any recommendation to any shareholder as to whether to tender any or all of such shareholder's Shares. Shareholders are urged to evaluate carefully all information in the Offer, consult their own investment and tax advisers, and make their own decisions whether to tender Shares and, if so, how many Shares to tender.

No person has been authorized to make any recommendation on behalf of the Fund as to whether shareholders should tender Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal. If given or made, such recommendation and such information and representations must not be relied upon as having been authorized by the Fund. The Fund has been advised that neither the Fund's Directors, officers nor its investment adviser intend to tender any Shares pursuant to the Offer.

December 22, 2014

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this Offer to Purchase and may make such statements in future filings with the Securities and Exchange Commission ("SEC"). We also may make forward-looking statements in our press releases or other public or shareholder communications. Our forward-looking statements are subject to risks and uncertainties and include information about our expectations and possible or assumed future results of operations. When we use any of the words "may," "will," "should," "believe," "expect," "anticipate," "assume," "forecast," "estimate," "intend," "plan," "target" or similar expressions, we are making forward-looking statements.

These forward-looking statements represent our outlook only as of the date of this Offer to Purchase. While we believe that our forward-looking statements are reasonable, actual results could differ materially since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2013, filed with the SEC on March 14, 2013 (the "Form 10-K"). The forward-looking statements contained in this Offer to Purchase involve risks and uncertainties, including, without limitation, forward-looking statements relating to the following:

•  our future operating results;

•  our business prospects and the prospects of our prospective portfolio companies;

•  the impact of investments that we expect to make;

•  our contractual arrangements and relationships with third parties;

•  the dependence of our future success on the general economy and its impact on the industries in which we invest, including early stage and micro-cap technology companies;

•  our expected financings and investments;

•  the ability of our prospective portfolio companies to achieve their objectives;

•  the ability to source favorable private investments;

•  the adequacy of our cash resources and working capital; and

•  the timing of cash flows, if any, from the operations of our prospective portfolio companies.

Unpredictable or unknown factors also could have material adverse effects on us. Since our actual results, performance or achievements could differ materially from those expressed in, or implied by, these forward-looking statements, we cannot give any assurance that any of the events anticipated by the forward-looking statements will occur, or, if any of them do, what impact they will have on our results of operations and financial condition. All forward-looking statements included in this Offer to Purchase are expressly qualified in its entirety by the foregoing cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

We do not undertake any obligation to update, amend or clarify these forward-looking statements or the risk factors contained in the Form 10-K, whether as a result of new information, future events or otherwise, except as may be required under the federal securities laws. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC.

INTRODUCTION

To the holders of Common Stock of FIRSTHAND TECHNOLOGY VALUE FUND, INC.:

Firsthand Technology Value Fund, Inc., an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation (the "Fund") that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act") is offering to purchase up to $20 million of its issued and outstanding Shares of common stock, par value $0.001 per share, ("Shares") (the "Offer Amount"), for cash at a purchase price equal to 95% of its net asset value per share ("NAV") as of the close of ordinary trading on the NASDAQ Global Market ("NASDAQ") on December 31, 2014, net to the seller in cash, without interest (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal, which together, as they may be amended and supplemented from time to time, constitute the tender offer (the "Offer").

The offer period and withdrawal rights will expire at 12:00 midnight, New York City time, on January 22, 2015 (the "Initial Expiration Date"), unless extended (the Initial Expiration Date or the latest date to which the Offer is extended, the "Expiration Date"), upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together constitute the "Offer"). The Shares are currently traded on the NASDAQ under the ticker symbol "SVVC". The last determined NAV on December 12, 2014 was $29.70 per Share as of September 30, 2014 ($24.09 after adjusting for the November 6, 2014 distribution of $2.998210 per share, the December 11, 2014 distribution of $2.86156 per share and the repurchase of 509,859 Shares by the Fund through December 5, 2014). You can obtain current NAV quotations from Georgeson Inc., the information agent for the Offer ("Information Agent") at (866) 857-2624. For information on Share price history, see Section 8, "Price Range of Shares."

The Offer is not conditioned upon the tender of any minimum number of Shares. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares tendered. If more Shares are properly tendered and not withdrawn prior to the Expiration Date, and such amount of Shares is more than the Fund can purchase from the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. See Section 1, "Price; Number of Shares."

If, after carefully evaluating all of the information set forth in the Offer, you wish to tender Shares pursuant to the Offer, please either follow the instructions contained in the Offer and Letter of Transmittal or, if your Shares are held of record in the name of a Nominee Holder, contact such firm to effect the tender for you. If you do not wish to tender your Shares, you need not take any action.

THE OFFER

1. PRICE; NUMBER OF SHARES.

The Fund will, upon the terms and subject to the conditions of the Offer, accept for payment (and thereby purchase) up to the Offer Amount of its issued and outstanding Shares or such lesser number of Shares as are properly tendered (and not withdrawn in accordance with Section 3, "Withdrawal Rights"). The Fund reserves the right to extend the Offer to a later Expiration Date. See Section 15, "Extension of Tender Period; Termination; Amendments." The later of the Initial Expiration Date or the latest time and date to which the Offer is extended is hereinafter called the "Expiration Date." The purchase price of the Shares for the Offer (including extensions) will be 95% of their NAV computed as of the close of ordinary trading on the NASDAQ Global Market ("NASDAQ") on December 31, 2014. The December 31, 2014 NAV will be determined and released by the Fund prior to the completion of the Fund's 2014 fiscal year-end audit to accommodate the closing of the Offer. As a result, the Fund may publish an amended December 31, 2014 NAV, which reflects audit adjustments. The Fund currently has no knowledge that any material audit adjustments will require it to publish an adjusted December 31, 2014 NAV. However, to the extent that the Fund does publish such an adjusted NAV, it will have no effect on the December 31, 2014 NAV used in the Offer.

The last determined NAV on December 12, 2014 was $29.70 per Share as of September 30, 2014 ($24.09 after adjusting for the November 6, 2014 distribution of $2.998210 per Share, the December 11, 2014 distribution of $2.86156 per Share and the repurchase of 509,859 Shares by the Fund through December 12, 2014). You can obtain the most recent publicly available NAV quotations from the Information Agent by calling (866) 857-2624. Shareholders tendering Shares shall be entitled to receive all dividends with an "ex-date" on or before the Expiration Date provided that they own Shares as of the record date.

The Offer is being made to all common shareholders of the Fund and is not conditioned upon any minimum number of Shares being tendered. If the number of Shares properly tendered and not withdrawn prior to the Expiration Date is less than or equal to the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase all Shares so tendered.

If more Shares are properly tendered and not withdrawn prior to the Expiration Date, and such amount of Shares is more than the Fund can purchase from the Offer Amount, the Fund will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. If proration of tendered Shares is required, the Fund will determine the proration factor as soon as practicable following the Expiration Date. Proration for each shareholder tendering Shares shall be based on the ratio of the number of Shares properly tendered and not withdrawn by the shareholder to the total number of Shares properly tendered and not withdrawn by all of the shareholders. Shares acquired by the Fund pursuant to the Offer will thereafter constitute authorized but unissued Shares.

Shares will be purchased at 95% of the Fund's NAV to help defray certain costs of the tender, including the processing of tender forms, effecting payment and postage and handling. Excess costs associated with the Offer will be charged against the Fund's capital. Excess fees collected, if any, will be returned to the Fund. The Fund will not charge a separate service fee in conjunction with the Offer. If your Shares are held through a financial intermediary, the financial intermediary may charge a service fee for participation in the Offer. Tendering shareholders will not be obligated to pay transfer taxes on the purchase of Shares by the Fund, except in the circumstances set forth in Section 4, "Payment for Shares."

On December 12, 2014, there were 8,562,173 Shares issued and outstanding and there were approximately 2,100 holders of record of Shares. The Fund has been advised that neither its Directors, officers nor investment adviser intend to tender any Shares pursuant to the Offer.

The Fund reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving notice of such extension to the Depositary and making a public announcement thereof. See Section 15, "Extension of Tender Period; Termination; Amendments." The Fund makes no assurance that it will extend the Offer. If the Fund decides, in its sole discretion, to decrease the number of Shares being sought and, at the time that notice of such decrease is first published, sent or given to holders of Shares in the manner specified below, the Expiration Date is less than ten business days away, the Expiration Date will be extended at least ten business days from the date of the notice. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw his or her Shares.

2. PROCEDURES FOR TENDERING SHARES.

A. Proper Tender of Shares.

Holders of Shares that are registered in the name of a nominee holder, such as a broker, dealer, commercial bank, trust company or other nominee ("Nominee Holder") should contact such firm if they desire to tender their Shares.

For Shares to be properly tendered pursuant to the Offer, the following must occur prior to 12:00 midnight, New York City time, on the Expiration Date:

(a)  A properly completed and duly executed Letter of Transmittal, together with any required signature guarantees (or an Agent's Message, as defined below, in the case of a book-entry transfer, as described in Section 2.C), and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on page 5 of this Offer; and

(b)  Either the certificates for the Shares must be received by the Depositary at its address set forth on page 6 of this Offer, or the tendering shareholder must comply with the book-entry delivery procedure set forth in Section 2.C; or

(c)  Shareholders must comply with the Guaranteed Delivery Procedure set forth in Section 2.D.

If the Letter of Transmittal or any certificates or stock powers are signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

Letters of Transmittal and certificates representing Shares should be sent to the Depositary; they should not be sent or delivered to the Fund.

The Fund's transfer agent holds Shares in uncertificated form for certain shareholders pursuant to the Fund's dividend reinvestment plan. When a shareholder tenders certificated Shares, the Depositary will accept any of the shareholder's uncertificated Shares for tender first, and accept the balance of tendered Shares from the shareholder's certificated Shares, and any remaining Shares will be issued in book-entry and will be electronically held in your account in lieu of a certificate.

Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder make it unlawful for any person, acting alone or in concert with others, to tender shares in a partial tender offer for such person's own account unless at the time of tender, and at the time the shares are accepted for payment, the person tendering has a net long position equal to or greater than the amount tendered in (i) shares, and will deliver or cause to be delivered such shares for the purpose of tender to the person making the offer within the period specified in the offer, or (ii) an equivalent security and, upon acceptance of his or her tender, will acquire shares by conversion, exchange, or exercise of such equivalent security to the extent required by the terms of the offer, and will deliver or cause to be delivered the shares so acquired for the purpose of tender to the fund prior to or on the Expiration Date. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

The acceptance of Shares by the Fund for payment will constitute a binding agreement between the tendering shareholder and the Fund upon the terms and subject to the conditions of the Offer, including the tendering shareholder's representation that (i) such shareholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

By submitting the Letter of Transmittal, a tendering shareholder shall, subject to and effective upon acceptance for payment of the Shares tendered, be deemed in consideration of such acceptance to sell, assign and transfer to, or upon the order of, the Fund all right, title and interest in and to all the Shares that are being tendered (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date) and irrevocably constitute and appoint the Depositary the true and lawful agent and attorney-in-fact of the tendering shareholder with respect to such Shares (and any such dividends, distributions, other Shares or securities or rights), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to: (a) deliver certificates for such Shares (and any such other dividends, distributions, other Shares or securities or rights) or transfer ownership of such Shares (and any such other dividends, distributions, other Shares or securities or rights), together, in either such case, with all accompanying evidences of transfer and authenticity to or upon the order of the Fund, upon receipt by the

Depositary of the Purchase Price; (b) present such Shares (and any such other dividends, distributions, other shares or securities or rights) for transfer on the books of the Fund; and (c) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any such other dividends, distributions, other shares or securities or rights), all in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney given by the tendering shareholder with respect to such Shares (and any such dividends, distributions, other shares or securities or rights) will, without further action, be revoked and no subsequent powers of attorney may be given by the tendering shareholder with respect to the tendered Shares (and, if given, will be null and void.)

By submitting a Letter of Transmittal, and in accordance with the terms and conditions of the Offer, a tendering shareholder shall be deemed to represent and warrant that: (a) the tendering shareholder has full power and authority to tender, sell, assign and transfer the tendered Shares (and any and all dividends, distributions, other Shares or other securities or rights declared or issuable in respect of such Shares after the Expiration Date); (b) when and to the extent the Fund accepts the Shares for purchase, the Fund will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, proxies, encumbrances or other obligations relating to their sale or transfer, and not subject to any adverse claim; (c) on request, the tendering shareholder will execute and deliver any additional documents deemed by the Depositary or the Fund to be necessary or desirable to complete the sale, assignment and transfer of the tendered Shares (and any and all dividends, distributions, other Shares or securities or rights declared or issuable in respect of such Shares after the Expiration Date); and (d) the tendering shareholder has read and agreed to all of the terms of the Offer, including this Offer to Purchase and the Letter of Transmittal.

B. Signature Guarantees and Method of Delivery.

Signatures on the Letter of Transmittal are required to be guaranteed if the tendered stock certificates are registered in a name other than that of the tendering shareholder or if a check for cash is to be issued in a name other than that of the registered owner of such Shares. In those instances, all signatures on the Letter of Transmittal must be guaranteed by an eligible guarantor acceptable to the Depositary (an "Eligible Guarantor"). An Eligible Guarantor includes a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program ("STAMP"), or a bank, broker, dealer, credit union, savings association or other entity that is an "Eligible Guarantor Institution" as such term is defined in Rule 17Ad-15 under the Exchange Act. If Shares are tendered for the account of an institution that qualifies as an Eligible Guarantor, signatures on the Letter of Transmittal are not required to be guaranteed. If the Letter of Transmittal is signed by a person or persons authorized to sign on behalf of the registered owner(s), then the Letter of Transmittal must be accompanied by documents evidencing such authority to sign to the satisfaction of the Fund.

THE METHOD OF DELIVERY OF ANY DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, IS AT THE ELECTION AND RISK OF THE PARTY TENDERING SHARES. IF DOCUMENTS ARE SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED.

C. Book-Entry Delivery Procedure.

The Depositary will establish accounts with respect to the Shares at The Depositary Trust Company ("DTC") for purposes of the Offer by December 22, 2014. Any financial institution that is a participant in any of DTC's systems may make delivery of tendered Shares by (i) causing DTC to transfer such Shares into the Depositary's account in accordance with DTC's procedure for such transfer and (ii) causing a confirmation of receipt of such delivery to be received by the Depositary. DTC may charge the account of such financial institution for tendering Shares on behalf of shareholders. Notwithstanding that delivery of Shares may be properly effected in accordance with this book-entry delivery procedure, the Letter of Transmittal, with signature guarantee, if required, or, in lieu of the Letter of Transmittal, an Agent's Message (as defined below) in connection with a book-entry transfer, must be transmitted to and received by the Depositary at the appropriate address set forth on page 5 of this Offer to Purchase before 12:00 midnight, New York City time, on the Expiration Date.

The term "Agent's Message" means a message from DTC transmitted to, and received by, the Depositary forming a part of a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation"), which states that DTC has received an express acknowledgment from the DTC participant ("DTC Participant") tendering the Shares that are the subject of the Book-Entry Confirmation that (i) the DTC Participant has received and agrees to be bound by the terms of the Letter of Transmittal; and (ii) the Fund may enforce such agreement against the DTC Participant.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY FOR PURPOSES OF THIS OFFER.

D. Guaranteed Delivery Procedure.

If your certificates for Shares are not immediately available or time will not permit the Letter of Transmittal and other required documents to reach the Depositary prior to the Expiration Date, you may properly tender Shares if the following three conditions are met:

(i)  You make such tenders by or through an Eligible Guarantor;

(ii)  The Depositary receives, prior to 12:00 midnight, New York City time, on the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Fund (delivered by mail, telegram, telex or facsimile transmission); and

(iii)  The certificates for all tendered Shares, or a Book-Entry Confirmation, together with a properly completed and duly executed Letter of Transmittal (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, are received by the Depositary within three NYSE trading days after the execution date of the Notice of Guaranteed Delivery.

E. Determination of Validity.

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, whose determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or good order, or the acceptance of or payment for which may, in the opinion of the Fund's counsel, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Offer or any defect in any tender with respect to any particular Shares or any particular shareholder, and the Fund's interpretations of the terms and conditions of the Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such times as the Fund shall determine. Tendered Shares will not be accepted for payment unless any defects or irregularities have been cured or waived within such time. Neither the Fund, the Depositary nor any other person shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

F. Federal Income Tax Withholding.

Backup Withholding. To prevent backup federal income tax withholding equal to 28% of the gross payments made pursuant to the Offer, each shareholder must notify the Depositary of such shareholder's correct taxpayer identification number (or certify that such taxpayer is awaiting a taxpayer identification number) and provide certain other information by completing the Internal Revenue Service ("IRS") Form W-9. Non-U.S. Shareholders (as that term is defined in the next paragraph) who have not previously submitted an IRS Form W-8 (W-8BEN, W-8BEN-E, W- 8ECI, W-8EXP, or W-8IMY) to the Fund must do so in order to avoid backup withholding.

Such form (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov. Additionally, if you submitted an IRS Form W-8 without a taxpayer identification number more than three years ago or any information on the IRS Form W-8 that you submitted has changed, you must submit a new IRS Form W-8 to avoid backup withholding.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an "exchange" or a "dividend" for tax purposes at the time of the payment, any payment to a tendering shareholder who is a nonresident alien individual, a foreign trust or estate or a foreign corporation, as such terms are defined in the Internal Revenue Code of 1986, as amended (the "Code") (a "Non-U.S. Shareholder"), that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if a Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return if the shareholder can demonstrate that the proceeds were not dividends. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the

United States; or (ii) subject to special rules such as "controlled foreign corporations." Non-U.S. Shareholders are advised to consult their own tax advisers.

Foreign Account Tax Compliance Act ("FATCA") Withholding. FATCA is effective for U.S. source dividends paid on or after July 1, 2014. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an "exchange" or a "dividend" for tax purposes at the time of the payment, any payment to a tendering shareholder who is a foreign financial institution ("FFI") or non-financial foreign entity ("NFFE") may be subject to a 30% withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements ("IGA") with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA. An entity in one of those countries may be required to comply with the terms of an IGA instead of U.S. Treasury regulations.

An FFI can also avoid FATCA withholding if it is deemed compliant or by becoming a "participating FFI," which requires the FFI to enter into a U.S. tax compliance agreement with the IRS or, if applicable, a governmental authority of its own country, under section 1471(b) of the Code ("FFI agreement") under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. The FFI will report to the IRS, or, depending on the FFI's country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS. An FFI that is resident in a country that has entered into an IGA with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the FFI shareholder and the applicable foreign government comply with the terms of such agreement.

An NFFE that is the beneficial owner of a payment from the Fund can avoid the FATCA withholding tax generally by certifying that it does not have any substantial U.S. owners or by providing the name, address and taxpayer identification number of each substantial U.S. owner. The NFFE will report information either (i) to the Fund, or other applicable withholding agent, which will, in turn, report information to the IRS, or (ii) directly to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity's status under FATCA in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Additional Information. For an additional discussion of federal income tax withholding as well as a discussion of certain other federal income tax consequences to tendering shareholders, see Section 14, "Certain Federal Income Tax Consequences."

3. WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 3, tenders of Shares made pursuant to the Offer will be irrevocable. If you desire to withdraw Shares tendered on your behalf by a Nominee Holder, you may withdraw by contacting that firm and instructing them to withdraw such Shares. You have the right to withdraw tendered Shares at any time prior to 12:00 midnight, New York City time, on the Expiration Date. Upon terms and subject to the conditions of the Offer, the Fund expects to accept for payment properly tendered Shares promptly after the Expiration Date. You may not withdraw your Shares after 12:00 midnight, New York City time, on January 22, 2015 through February 20, 2015. If the Fund has not yet accepted tendered Shares for payment by February 20, 2015, you may withdraw your tendered Shares.

To be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on page 4 of this Offer. Any notice of withdrawal must specify the name of the person who deposited the Shares to be withdrawn, the number of Shares to be withdrawn, and the names in which the Shares to be withdrawn are registered. Shareholders should contact the Information Agent for instructions if they wish to submit a notice of withdrawal.

If certificates have been delivered to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares withdrawn must also be furnished to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Guarantor. If Shares have been delivered pursuant to the book-entry delivery procedure (set forth in Section 2, "Procedures for Tendering Shares"), any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Shares (which must be the same name, number, and book-entry transfer facility from which the Shares were tendered), and must comply with the procedures of DTC.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund in its sole discretion, whose determination shall be final and binding. Neither the Fund, the Depositary nor any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Shares properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following the procedures described in Section 2, "Procedures for Tendering Shares," prior to 12:00 midnight New York City time on the Expiration Date.

4. PAYMENT FOR SHARES.

For purposes of the Offer, the Fund will be deemed to have accepted for payment (and thereby purchased) Shares that are tendered and not withdrawn when, as and if, it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, the Fund will, promptly after the Expiration Date, accept for payment (and thereby purchase) Shares properly tendered prior to 12:00 midnight, New York City time, on the Expiration Date.

Payment for Shares accepted for payment pursuant to the Offer will be made by the Depositary out of funds made available to it by the Fund. The Depositary will act as agent for the Fund for the purpose of effecting payment to the tendering shareholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share certificates evidencing such Shares or a Book-Entry Confirmation of the delivery of such Shares, (ii) a properly completed and duly executed Letter of Transmittal or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time and will depend upon when Share certificates are received by the Depositary or Book-Entry Confirmations of tendered Shares are received in the Depositary's account at DTC.

If any tendered Shares are not accepted for payment or are not paid because of an invalid tender, if certificates are submitted for more Shares than are tendered, or if a shareholder withdraws tendered Shares: (i) the Shares will be issued in book-entry form and will be electronically held in your account for such unpurchased Shares, as soon as practicable following the expiration, termination or withdrawal of the Offer; (ii) Shares delivered pursuant to the book-entry delivery procedures will be credited to the account from which they were delivered; and (iii) uncertificated Shares held by the Fund's transfer agent pursuant to the Fund's dividend reinvestment plan will be returned to the dividend reinvestment plan account maintained by the transfer agent.

The Fund will pay all transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or if unpurchased Shares were registered in the name of, any person other than the tendering holder, or if any tendered certificates are registered or the Shares tendered are held in the name of any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such other person) payable on account of such transfer will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. In addition, if certain events occur, the Fund may not be obligated to purchase Shares pursuant to the Offer. See Section 5, "Certain Conditions of the Offer."

Any tendering shareholder or other payee who fails to complete fully and sign the IRS Form W-9 may be subject to federal income tax withholding of 28% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. Non-U.S. shareholders should provide the Depositary with a completed IRS Form W-8 in order to avoid 28% backup withholding. A copy of IRS Form W-8 will be provided upon request from the Depositary. See Section 2, "Procedures for Tendering Shares" and Section 14, "Certain Federal Income Tax Consequences."

5. CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, the Fund will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of or the payment for, Shares tendered, subject to Rule 13e-4(f) under the Exchange

Act if any of the following events or circumstances shall have occurred (or shall have been determined by the Fund in its reasonable judgment to have occurred):

(1)  such transactions, if consummated, would (a) result in delisting of the Fund's Shares from NASDAQ; (b) impair the Fund's status as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act") (which would make the Fund subject to U.S. federal income taxes on all of its income and gains in addition to the taxation of shareholders who receive distributions from the Fund); or (c) result in a failure to comply with the applicable asset coverage requirements applicable to senior securities of the Fund that are issued and outstanding;

(2)  the amount of Shares tendered would require liquidation of such a substantial portion of the Fund's portfolio securities that the Fund would not be able to liquidate portfolio securities in an orderly manner in light of the existing market conditions and such liquidation would have an adverse effect on the NAV of the Fund to the detriment of non-tendering shareholders;

(3)  there is any (a) in the Board of Directors' judgment, material legal action or proceeding instituted or threatened challenging such transactions or otherwise materially adversely affecting the Fund; (b) suspension of or limitation on prices for trading securities generally on the National Association of Securities Dealers Automated Quotation System National Market System or other national securities exchange(s); (c) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State; (d) limitation affecting the Fund or the issuers of its portfolio securities imposed by federal or state authorities on the extension of credit by lending institutions; (e) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States; or (f) in the Board of Directors' judgment, other event or condition which would have a material adverse effect on the Fund or its shareholders if tendered Shares were purchased; or

(4)  the Board of Directors determines that effecting any such transaction would constitute a breach of their fiduciary duty owed to the Fund or its shareholders. The Board of Directors may modify these conditions in light of experience.

The Fund reserves the right, at any time during the pendency of the Offer, to terminate, extend or amend the Offer in any respect. If the Fund determines to terminate or amend the Offer or to postpone the acceptance for payment of or payment for Shares tendered, it will, to the extent necessary, extend the period of time during which the Offer is open as provided in Section 15, Extension of Tender Period; Termination; Amendments."

6. PURPOSE OF THE OFFER.

The Fund's Board of Directors approved this Offer both in recognition of the discount at which the Fund's Shares have traded and in connection with the agreement with Bulldog Investors, LLC, a Delaware limited liability company ("Bulldog") to (i) withdraw the Bulldog shareholder proposals made in connection with the Fund's 2014 Annual Meeting of Stockholders (the "Annual Meeting"); (ii) discontinue its proxy solicitation related to the Annual Meeting; and (iii) promise that neither it nor any of its affiliated advisers would introduce any proposal or nomination at the Annual Meeting. Bulldog also agreed to be bound by certain "standstill" covenants with respect to the Fund until May 1, 2023 pursuant to a Standstill Agreement dated May 1, 2014. Also in connection with the Fund's agreement with Bulldog, the Fund agreed to liquidate all of its holdings in Facebook, Inc. and Twitter, Inc. and distribute the proceeds to the Fund's stockholders; establish an open-market purchase program to purchase up to $10 million of its common stock during certain periods in 2014 in which the market price of the common stock is below its NAV; and commence an issuer tender offer consistent with the terms of the Offer. On December 5, 2014, the Fund completed its open market purchase program after reaching its $10 million goal.

There can be no assurance that this Offer will reduce or eliminate any spread ("discount") between the market price and the NAV of the Shares. The market price of the Shares will be determined by, among other things, the relative demand for and supply of Shares in the market, the Fund's investment performance, the Fund's dividends and yields, and investor perception of the Fund's overall attractiveness as an investment as compared with other investment alternatives. Historically, tender offers have resulted in only a temporary reduction in the discount. Nevertheless, the fact that the Offer is being conducted may result in more of a reduction in the discount than might otherwise be the case. Consistent with their fiduciary obligations, in addition to the Offer, the Board of Directors will continue to consider alternative means to reduce or eliminate the Fund's market value discount from the NAV. The Fund makes no assurance that it will make another tender offer in the future.

NEITHER THE FUND NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S SHARES AND HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS, AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

7. PLANS OR PROPOSALS OF THE FUND.

The adviser of the Fund, Firsthand Capital Management, Inc. (the "Adviser"), may propose a reorganization of the Fund that would be subject to review and approval by the Board. If proposed and approved, the reorganization would involve the organization of a subsidiary and the tax-free contribution of some or all of the Fund's current portfolio into that new entity. The purpose of the reorganization would be primarily for various tax purposes and, if implemented, would not increase the management fee or the incentive fee payable by the Fund and would not likely be expected to materially affect the operating expenses of the Fund. The Adviser may propose completion of the reorganization before the end of the Fund's current fiscal year or may delay, revise or cancel its plans in this regard. Shareholders would be notified separately if the reorganization is implemented.

Other than noted above, the Fund has no present plans or proposals, and is not engaged in any negotiations, that relate to or would result in: any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Fund; any purchase, sale or transfer of a material amount of assets of the Fund (other than in its ordinary course of business); any material changes in the Fund's present capitalization (except as resulting from the Offer or otherwise set forth herein); or any other material changes in the Fund's structure or business.

8. PRICE RANGE OF SHARES.

The Shares are traded on the NASDAQ. During each completed fiscal quarter of the Fund during the past two fiscal years and during the current fiscal year, the highest and lowest NAV, Market Price per Share, and period-end NAV and Market Price per Share (as of the close of ordinary trading on the NASDAQ on the last day of such periods) were as follows:

Fiscal Quarter Ended	NAV ($)			Market Price ($)
	High	Low	Close	High	Low	Close
March 31, 2012	$24.56	$24.56	$24.56	$39.50	$14.50	$39.50
June 30, 2012	$23.66	$23.66	$23.66	$45.88	$17.43	$17.66
September 30, 2012	$22.91	$22.91	$22.91	$17.80	$15.75	$17.44
December 31, 2012	$22.90	$22.90	$22.90	$18.27	$17.27	$17.44
March 31, 2013	$23.26	$23.26	$23.26	$19.72	$17.59	$19.29
June 30, 2013	$24.80	$24.80	$24.80	$20.19	$18.41	$19.86
September 30, 2013	$26.20	$26.20	$26.20	$24.62	$20.19	$24.48
December 31, 2013	$28.32	$28.32	$28.32	$26.16	$21.15	$23.17
March 31, 2014	$27.43	$27.43	$27.43	$24.41	$21.06	$21.35
June 30, 2014	$27.30	$27.30	$27.30	$21.63	$19.56	$21.25
September 30, 2014	$29.70	$29.70	$29.70	$24.35	$20.42	$24.01

The Fund distributes net realized gains. Shareholders tendering Shares shall be entitled to receive all dividends with an "ex-date" on or before the Expiration Date, but not yet paid, on Shares tendered pursuant to the Offer.

Dividends

On November 6, 2014, the Fund paid a special cash dividend of the liquidation of all of its Facebook, Inc. holdings of $27.2 million, or $2.998210 per share of common stock, payable to shareholders of record on October 31, 2014 (the "Facebook Dividend"). Additionally, on December 11, 2014, the Fund paid a cash dividend representing the net capital gains from investments, including the gains resulting from the liquidation of all of its Twitter, Inc. holdings, of $26 million, or $2.86156 per share of common stock, payable to shareholders of record on December 5, 2014 (the "Twitter Dividend").

9. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS: TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

As of December 12, 2014, the Board of Directors of the Fund consists of: Kevin Landis, Greg Burglin, Mark FitzGerald, Kimun Lee, Nicholas Petredis and Rodney Yee.

Mr. Landis is considered an "interested person" of the Fund, as that term is defined in the 1940 Act, because of his affiliation with Firsthand Capital Management, Inc., the Adviser, and also President and Chief Executive Officer of Firsthand Funds, which he co-founded in 1994. Mr. Landis is a well-known technology investor who serves as portfolio manager for Firsthand Alternative Energy Fund and Firsthand Technology Opportunities Fund, each an affiliate of the Fund.

As of December 12, 2014, the executive officers of the Fund are: (i) Kevin Landis, Chairman of the Board of Directors, President, Chief Executive Officer; (ii) Omar Billawala, Chief Financial Officer; and (iii) Nichole Mileski, Chief Compliance Officer. Correspondence to the Directors and executive officers of the Fund should be mailed to c/o Firsthand Technology Value Fund, Inc., 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113, Attn: Secretary.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as to each director or executive officer and their associates, all of the executive officers and their associates as a group and all of the other beneficial owners of more than 5% of the outstanding Shares of common stock, the number of Shares and percentage beneficially owned as of December 12, 2014. The address of each of the listed directors and officers is c/o the Fund, 150 Almaden Boulevard, Suite 1250, San Jose, CA 95113.

Name of Beneficial Owner of Common Stock	Number of Shares	Percent of Class(1)
Independent Directors
Greg Burglin	0	*
Mark Fitzgerald	1,000	*
Kimun Lee	500	*
Nicholas Petredis	0	*
Rodney Yee	0	*
Interested Director
Kevin Landis	109,413	1.28%
Executive Officer
Kevin Landis, Chairman of the Board and Chief Executive Officer	109,413	1.28%
Omar Billawala, Chief Financial Officer	0	*
Nichole Mileski, Chief Compliance Officer	0	*
All Executive Officers as a Group	109,413	1.28%

*  Less than 1% of class.

(1)  Based on 8,562,173 Shares of common stock outstanding as of December 12, 2014.

Based upon the Fund's records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), as of December 12, 2014, the Directors and executive officers of the Fund, as a group beneficially owned 110,913 Shares of the Fund, approximately, 1.3% of the Fund's total outstanding Shares. The Fund has been informed that no Director or executive officer of the Fund intends to tender any Shares pursuant to the Offer.

Based upon the Fund's records and upon information provided to the Fund by its Directors, executive officers and affiliates (as such term is used in Rule 12b-2 under the Exchange Act), neither the Fund nor, to the best of the Fund's knowledge, any of the Directors or executive officers of the Fund, nor any associates (as such term is used in Rule 12b -2 under the Exchange Act) of any of the foregoing, has effected any transactions in Shares during the sixty business day period prior to the date hereof.

Except as set forth in this Offer to Purchase, neither the Fund nor, to the best of the Fund's knowledge, any of its affiliates, Directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any Shares (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any

Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

The Adviser serves as investment adviser to the Fund pursuant to an investment management agreement. Under the investment management agreement, the Adviser provides investment advisory services to the Fund for a fee consisting of two components, a base management fee and an incentive fee.

The base management fee is calculated at an annual rate of 2.00% of the Fund's gross assets. Base management fees for any partial month or quarter are pro-rated. The incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment management agreement, as of the termination date), and equals 20% of the Fund's realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid incentive fees. The investment advisory fee payable by the Fund will not be reduced while the Fund's assets are invested in cash-equivalent securities.

The Adviser's services under the investment management agreement are not exclusive. The Adviser is free to furnish similar services to other entities so long as its services to the Fund are not impaired. The Adviser currently serves as investment adviser to Firsthand Funds, a family of open-end funds.

The Fund also is a party to certain other service agreements. The Fund is a party to a Transfer Agency and Service Agreement with State Street Bank & Trust Company ("State Street"). The Fund pays State Street an annual maintenance fee plus out-of-pocket expenses for the services it provides as transfer, shareholder services and dividend disbursing agent for the Fund. State Street has subcontracted the transfer agency servicing of the Fund to Computershare, Inc.

BNY Mellon serves as custodian for the Fund's portfolio securities pursuant to an Administration and Accounting Agreement entered into with the Fund. Under this Administrative and Accounting Agreement, the Fund is obligated to pay BNY Mellon reasonable compensation for its services and expenses as agreed upon from time to time between the Fund and BNY Mellon. The amounts paid by the Fund under these service agreements are disclosed in the Fund's financial statements, which can be found in the Fund's annual and quarterly reports.

Settlement with Bulldog Investors

On May 1, 2014, the Fund entered into an agreement with Bulldog, the Fund's largest shareholder group. Under the terms of the settlement, Bulldog agreed to (1) withdraw its two nominees for the Fund's Board of Directors, (2) withdraw its proposals regarding (i) termination of the Fund's Investment Management Agreement and (ii) consideration by the Board of a share repurchase program, (3) not present any proposals at the Fund's 2014 Annual Meeting, and (4) vote its Shares in accordance with the Board's recommendations.

The Fund also agreed to liquidate its Facebook and Twitter holdings no later than September 30, 2014 and October 31, 2014, respectively, and to distribute any net realized gains from those holdings to stockholders within 60 days of completing those liquidations. The settlement also provides that the Fund establish an open-market purchase program to purchase up to $10 million of its common stock during certain periods in 2014 in which the market price of the common stock is below its NAV, and to commence an issuer tender offer consistent with the terms of the Offer. (See also Section 6 herein)

Exchange Agreement

On October 4, 2013, the Fund entered into an Exchange Agreement (the "Exchange Agreement") with holders of debentures of IntraOp Medical Corporation ("IntraOp"), namely, Lacuna Venture Fund LLLP; Lacuna Hedge Fund LLLP; Rawleigh Ralls; VMG Holdings II, LLC; Encyclopedia Equipment Finance LLC; Hans Morkner; Dansk Holding AF 1941 AS; Greg Koonsman; Jon O'Sullivan; Zhenyu (Rocky) Zhang; Jaspersen FLP II, Ltd.; Colin Carter Robert Dobrient; Craig McMahon; and CFC, Inc., factoring lender to IntraOp (collectively, the "Lender/Purchasers") to facilitate the acquisition of the assets of IntraOp in a Section 363 proceeding under the United States Bankruptcy Code (the "363 Proceeding"). IntraOp is the manufacturer of the Mobetron, a medical device that is used to deliver intra-operative radiation to cancer patients.

Pursuant to the Exchange Agreement, the Fund issued 515,552 Shares of its restricted common stock to the Lender/Purchasers (the "SVVC Shares") in exchange for the outstanding IntraOp debentures and factoring lender debt (collectively, the "IntraOp Debt"). The aggregate Purchase Price paid by the Fund was $13.5 million, or $26.19/share, a price based upon the Fund's NAV per share on October 2, 2013.

In connection with Exchange Agreement, at the direction of the Fund, the Lender/Purchasers contributed the IntraOp Debt to IO Newco, a newly-formed subsidiary of the Fund. Such IntraOp Debt was used to acquire the assets of IntraOp in the 363 Proceeding. As a result, IntraOp was reorganized as a subsidiary of the Fund and renamed IntraOp Medical, Inc. In connection with the 363 Proceeding, the Fund provided $1.3 million in debtor-in-possession financing and contributed approximately $5.5 million in cash for working capital purposes to IO Newco. Following the closing of the transaction, the Fund owned 82.3% of IntraOp Medical, Inc. (70.0% on a fully-diluted basis).

In connection with the consummation of the Exchange Agreement, the Fund and the Lender/Purchasers entered into the following ancillary agreements described below: (i) a Registration Rights Agreement; (ii) a Voting Agreement for non-Lacuna Parties; (iii) a Voting Agreement for Lacuna Parties (Lacuna Venture Fund LLLP, Lacuna Hedge Fund LLP and Rawleigh Ralls); (iv) a Lock-Up Agreement for non-Lacuna Parties; and (v) a Lock-Up Agreement for non-Lacuna Parties.

Registration Rights Agreement

The Fund and the Lender/Purchasers entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Fund agreed, to the extent that the Fund does not have an effective shelf registration statement under which the SVVC Shares could be immediately offered and sold, to prepare and file separate registration statements with the SEC covering 25% of the SVVC Shares by October 4, 2014, at least 50% of the Fund Shares by October 4, 2015, and all of the SVVC Shares by October 4, 2016. The Fund also has the option to file a shelf registration statement covering all of the Fund Shares on or before October 4, 2014. Pursuant to the Registration Rights Agreement, the Fund was not required to file any registration statement because prior to October 4, 2014 all such SVVC Shares became eligible for resale without restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

Voting Agreements

As a condition to its willingness to enter into the Exchange Agreement, the Fund required that each Lender/Purchaser enter into a Voting Agreement (each a "Voting Agreement" and collectively, the "Voting Agreements"), pursuant to which each Lender/Purchaser agreed to grant an irrevocable proxy to a voting trustee elected by a majority vote of our independent directors to vote all Shares of the Fund's common stock beneficially owned by such Lender/Purchaser in accordance with the recommendation of a majority of the Fund's board of directors. Lacuna Venture Fund LLLP and its affiliates (each a "Lacuna Entity" and collectively, "Lacuna Entities") agreed to Voting Agreements having a five-year term. All other Lender/Purchasers agreed to Voting Agreements having a three-year term.

Lock-Up Agreements

As a condition to its willingness to enter into the Exchange Agreement, the Fund required that each Lender/Purchaser enter into a Lock-Up Agreement (each a "Lock-Up Agreement" and collectively, the "Lock-Up Agreements"), pursuant to which each Lender/Purchaser agreed not to sell, contract to sell, pledge or otherwise dispose of the Exchange Shares held by it during the period of such Lock-Up Agreement. The Lacuna Entities agreed to a lock-up period of five years from October 4, 2013, with the Fund Shares held by the Lacuna Entities being released from the Lock-Up Agreement on the following schedule: (i) 40% on October 4, 2015, (ii) 20% on October 4, 2016, (iii) 20% on October 4, 2017, and (iv) 20% on October 4, 2018.

All Lender/Purchasers other than the Lacuna Entities agreed to lock-up periods of three years from October 4, 2013, with the Fund Shares held by such Lender/Purchasers being released from their Lock-Up Agreement on the following schedule: (i) 25% on October 4, 2014, (ii) 25% on October 4, 2015, and (iii) 50% on October 4, 2016.

10. CERTAIN EFFECTS OF THE OFFER.

Effect on NAV and Consideration Received by Tendering Shareholders. To pay the aggregate Purchase Price of Shares accepted for payment pursuant to the Offer, the Fund anticipates that funds will be first derived from any cash on hand then from the proceeds from the sale of securities held in the Fund's Fidelity Institutional Money Market Treasury Portfolio. If the Fund is required to sell a substantial amount of portfolio securities to raise cash to finance the Offer, the over-supply of portfolio securities for sale could cause market prices of the Fund's portfolio securities, and hence the Fund's NAV, to decline. If such a decline occurs, a sale of such portfolio securities will cause increased brokerage and related transaction expenses, and the Fund may receive proceeds from the sale of such portfolio securities that are less than the valuations of such securities by the Fund.

Accordingly, because of the Offer, the Fund's NAV may decline more than it otherwise might, thereby reducing the NAV for non-tendering shareholders.

The Fund is required by law to pay for tendered Shares it accepts for payment promptly after the Expiration Date of this Offer. If on or prior to the Expiration Date the Fund does not have, or believes it is unlikely to have, sufficient cash to pay for all Shares tendered, it may extend the Offer to allow additional time to sell portfolio securities and raise sufficient cash.

Recognition of Capital Gains. If the Fund's tax basis for the securities sold is less than the sale proceeds, the Fund will recognize capital gains. The Fund would expect to distribute any such gains to shareholders of record (reduced by net capital losses realized during the fiscal year, if any, and available capital loss carry-forwards) following the end of the Fund's fiscal year. This recognition and distribution of gains, if any, would have two negative consequences: first, shareholders at the time of a declaration of distributions would be required to pay taxes on a greater amount of capital gain distributions than otherwise would be the case; and second, to raise cash to make the distributions, the Fund might need to sell additional portfolio securities, thereby possibly being forced to realize and recognize additional capital gains. It is impossible to predict what the amount of unrealized gains or losses would be in the Fund's portfolio at the time that the Fund is required to liquidate portfolio securities (and hence the amount of capital gains or losses that would be realized and recognized). As of December 12, 2014, there was no unrealized net appreciation and the Fund did not have any capital loss carry-forwards from prior years.

In addition, some distributed gains may be realized on securities held for one year or less which would generate income taxable to the shareholders at ordinary income rates. This could adversely affect the Fund's after-tax performance.

Tax Consequences of Repurchases to Shareholders. The Fund's purchase of tendered Shares pursuant to the Offer will have tax consequences for tendering shareholders and may have tax consequences for non-tendering shareholders. See Section 14, "Certain Federal Income Tax Consequences."

Effect on Remaining Shareholders, Higher Expense Ratio and Less Investment Flexibility. The purchase of Shares by the Fund pursuant to the Offer will have the effect of increasing the proportionate interest in the Fund of non-tendering shareholders. All shareholders remaining after the Offer will be subject to any increased risks associated with the reduction in the Fund's aggregate assets resulting from payment for the tendered Shares, such as greater volatility due to decreased diversification and proportionately higher expenses. The reduced net assets of the Fund as a result of the Offer may result in less investment flexibility for the Fund, depending on the number of Shares repurchased, and may have an adverse effect on the Fund's investment performance.

Effect on Percentage of Illiquid and Restricted Securities in the Fund's Portfolio. As of September 30, 2014, the Fund held illiquid or restricted portfolio securities in an amount equal to 44.1% of the Fund's total net assets. If the Fund does not purchase any additional illiquid or restricted securities, no existing portfolio securities become illiquid prior to the Expiration Date, and the Fund purchases $20 million of its Shares pursuant to the Offer, the portion of illiquid securities in the Fund's portfolio would increase to 47.7% of the Fund's total net assets following the Offer.

Possible Proration. If more Shares are properly tendered and not withdrawn prior to the Expiration Date than the Fund can purchase from the Offer Amount , the Fund will, upon the terms and subject to the conditions of the Offer, purchase the amount of such Shares tendered pursuant to the Offer on a pro rata basis. Accordingly, shareholders cannot be assured that all of their tendered Shares will be repurchased.

THE OFFER MAY HAVE CERTAIN ADVERSE CONSEQUENCES FOR TENDERING AND NON-TENDERING SHAREHOLDERS.

11. SOURCE AND AMOUNT OF FUNDS.

The actual cost to the Fund cannot be determined at this time because the number of Shares to be purchased will depend on the number tendered, and the price will be 95% of the NAV on December 31, 2014. If the NAV on that date is the same as the NAV per Share on September 30, 2014, and if $20 million worth of the outstanding Shares of common stock as of December 12, 2014 are purchased pursuant to the Offer, the estimated cost to the Fund, not including fees and expenses incurred in connection with the Offer, would be approximately $20 million.

The monies to be used by the Fund to purchase Shares pursuant to the Offer will be first obtained from any cash on hand, then from the proceeds from the sale of securities held in the Fund's Fidelity Institutional Money Market Treasury Portfolio and then from the proceeds of sales of securities in the Fund's investment portfolio. The Board of Directors believes that the Fund has sufficient liquidity to purchase the Shares that may be tendered pursuant to the Offer. However, if, in the judgment of the Board of Directors, there is not sufficient liquidity of the assets of the Fund to pay for tendered Shares, the Fund may terminate the Offer. See Section 5, "Certain Conditions of the Offer." The Fund will not borrow money or undertake any other alternative arrangements to finance the purchase of tendered Shares.

12. CERTAIN INFORMATION ABOUT THE FUND.

The Fund is an externally managed, closed-end, non-diversified management investment company organized as a Maryland corporation that has elected to be treated as a business development company under the 1940 Act. The Fund intends to elect to be treated for tax purposes as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and to qualify annually thereafter.

The Fund was incorporated under the Maryland General Corporation Law in April 2010 and acquired its initial portfolio of securities through the reorganization (the "Reorganization") of Firsthand Technology Value Fund ("TVF"), an open-end mutual fund and a series of Firsthand Funds, into the Fund. The Reorganization was completed on April 15, 2011 and the Fund commenced operations on April 18, 2011. The Fund differs from an open-end investment company (i.e., a mutual fund) in that it does not redeem its Shares at the election of a shareholder and does not continually offer its Shares for sale to the public. As of December 12, 2014, the Fund has only one authorized class of capital stock, common stock, $0.001 par value per share with 8,562,173 Shares issued and outstanding and has no debt securities outstanding.

The Fund's investment objective is to seek long-term growth of capital. There can be no assurance that it will achieve its investment objective. Under normal circumstances, the Fund will invest at least 80% of our net assets for investment purposes in technology companies. We consider technology companies to be those companies that derive at least 50% of their revenues from products and/or services within the information technology sector and in the "cleantech" sector. Information technology companies include, but are not limited to, those focused on computer hardware, software, social networking, telecommunications, networking, Internet, and consumer electronics. While there is no standard definition of cleantech, it is generally regarded as including goods and services designed to harness renewable energy and materials, eliminate emissions and waste and reduce the use of natural resources. In addition, under normal circumstances, the Fund will invest at least 70% of its total assets in privately-held companies and public companies with market capitalizations of less than $250 million. Our portfolio will primarily be composed of equity and equity derivative securities of technology and cleantech companies. We expect that these investments will range between $1 million and $10 million each, although this investment size will vary proportionately with the size of our capital base. We acquire our investments through direct investments in private companies, negotiations with selling shareholders and in organized secondary marketplaces for private securities.

Our current focus is investing a portion of our portfolio in late-stage private companies, particularly those with potential for near-term realizations through an IPO or an acquisition. While our primary focus is to invest in illiquid private technology and cleantech companies, we also may invest in micro-cap publicly-traded companies. In addition, we may invest up to 30% of the portfolio in opportunistic investments that do not constitute the private companies and micro-cap public companies described above. These other investments may include investments in securities of public companies that are actively traded or in actively-traded derivative securities such as options on securities indices. These other investments also may include investments in high-yield bonds, distressed debt or securities of public companies that are actively traded and securities of companies located outside of the United States.

The principal executive offices of the Fund are located at 150 Almaden Boulevard, Suite 1250, San Jose, California 95113. The telephone number of the Fund is (408) 886-7096.

13. ADDITIONAL INFORMATION.

The Fund is subject to the information and reporting requirements of the 1940 Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. The Fund has also filed an Issuer Tender Offer Statement on Schedule TO with the SEC. Such reports and other information are available for inspection at the public reference room at the SEC's office, 100 F Street, N.E., Washington, D.C. 20549. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 100 F Street, N.E., Washington, D.C. 20549. Such reports and other information are also available on the SEC's website (www.sec.gov).

14. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

The following discussion is a general summary of the U.S. federal income tax consequences of a sale of Shares pursuant to the Offer. Shareholders should consult their own tax advisers regarding the tax consequences of a sale of Shares pursuant to the Offer, as well as the effects of state, local and foreign tax laws. See also "Federal Income Tax Withholding," in Section 2.F.

Federal Income Tax Consequences to Tendering Shareholders - U.S. Shareholders.

In General. A shareholder's tender of all or a part of its Shares for cash pursuant to the Offer will be a taxable transaction for federal income tax purposes. The tax consequences of the sale will be determined in part under the stock redemption rules of Section 302 of the Code. The amount and characterization of income recognized by a shareholder in connection with a sale pursuant to the Offer will depend on whether the sale is treated as an "exchange" or a "dividend" for tax purposes.

Treatment as an Exchange. If the redemption qualifies under any of the provisions of Section 302(b) of the Code, as more fully described below, the cash received pursuant to the Offer will be treated as a distribution from the Fund in exchange for the Shares sold. The treatment accorded to such an exchange results in a shareholder's recognizing gain or loss equal to the difference between (a) the cash received by the shareholder pursuant to the Offer and (b) the shareholder's adjusted tax basis in the Shares surrendered. Assuming the Shares are held as capital assets, such recognized gain or loss will be capital gain or loss. If the Shares were held longer than one year, such capital gain or loss will be long-term. The maximum rate on long-term capital gains for individuals applicable to such a sale of Shares is 20%. If the Shares were held for one year or less, such capital gain or loss will be short-term, taxable as ordinary income. The maximum rate on ordinary income for individuals is 39.6%. Under certain "wash sales" rules, recognition of a loss on Shares sold pursuant to the Offer will ordinarily be disallowed to the extent a shareholder acquires Shares within 30 days before or after the date Shares are purchased pursuant to the Offer and, in that event, the basis and holding period of the Shares acquired will be adjusted to reflect the disallowed loss.

Treatment as a Dividend. If none of the provisions under Section 302(b) of the Code outlined below are satisfied, a shareholder will be treated as having received a dividend taxable as ordinary income in an amount equal to the entire amount of cash received by the shareholder for its Shares pursuant to the Offer to the extent the Fund has current and/or accumulated earnings and profits. Any amounts treated as distributions to shareholders in excess of the Fund's current and accumulated earnings and profits will be treated as a return of capital to such shareholders to the extent of their basis in their Shares and then as capital gain (which will be long-term or short- term depending on such shareholder's applicable holding period for the Shares tendered).

Accordingly, the difference between "dividend" and "sale or exchange" treatment is important with respect to the amount (there is no basis offset for dividends) and character of income that tendering shareholders are deemed to receive. While the marginal tax rates for dividends and capital gains remains the same (35%) for corporate shareholders, under the Code the top income tax rate on ordinary income of individuals (39.6%) exceeds the maximum tax rate on net capital gains (20%) except to the extent any such dividends are designated by the Fund as qualified dividend income taxable at the same rate as net capital gains. In general, for individuals the amount of dividends that may be designated by the Fund as qualified dividend income cannot exceed the amount of qualified dividend income earned by the Fund on its investments for the taxable year. For corporate shareholders, the amount of dividends that may be designated by the Fund as qualifying for the 70% corporate dividends-received deduction cannot exceed the amount of the dividends received by the Fund on its investments in domestic corporations for the taxable year.

Each shareholder's tax adviser should determine whether that shareholder qualifies under one of the provisions of Section 302(b) of the Code. In the event that the transaction is treated as a dividend distribution to a shareholder for federal income tax purposes, such shareholder's remaining tax basis in the Shares actually redeemed will be added to the tax basis of such shareholder's remaining Shares in the Fund. In the event that a shareholder actually owns no Shares in the Fund after the redemption, but the transaction is nevertheless treated as a dividend distribution because such shareholder constructively owns Shares in the Fund (see below), such shareholder's tax basis should be added to Shares in the Fund owned by related persons that were considered constructively owned by such shareholder.

Constructive Ownership of Stock. In determining whether the provisions under Section 302(b) of the Code, as described below, are satisfied, a shareholder must take into account not only Shares actually owned by such shareholder, but also Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a shareholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the shareholder or a related individual or entity has an interest. The rules of constructive ownership are complex and must be applied to a particular shareholder's situation by a tax adviser.

The Provisions of Section 302(b) of the Code. Under Section 302(b) of the Code, a redemption will be taxed as an exchange, and not as a dividend, if it (a) results in a "complete redemption" of all the Shares owned by a shareholder, (b) is "substantially disproportionate" with respect to a shareholder, or (c) is "not essentially equivalent to a dividend" with respect to a shareholder.

Each shareholder should be aware that, under certain circumstances, sales, purchases, or transfers of Shares in the market or to or from other parties contemporaneous with sales pursuant to the Offer may be taken into account in determining whether the tests under clause (a), (b), or (c) above are satisfied. Further, the Fund believes that in the event the Offer is oversubscribed, resulting in a proration, it is likely that less than all the Shares tendered by a shareholder will be purchased by the Fund. Proration may affect whether a sale by a shareholder will satisfy the provisions (a), (b), or (c) above.

A brief description of the three major applicable provisions of Section 302(b) of the Code is as follows:

1. A Complete Redemption of Interest. The receipt of cash by a shareholder will result in a "complete redemption" of all the Shares owned by the shareholder within the meaning of Section 302(b)(3) of the Code if either (i) all the Shares actually and constructively owned by the shareholder are sold pursuant to the Offer or (ii) all the Shares actually owned by the shareholder are sold pursuant to the Offer, the only Shares the shareholder constructively owns are actually owned by such shareholder's family members, and the shareholder is eligible to waive and effectively waives, under procedures described in Section 302(c) of the Code, such constructive ownership.

2. A Substantially Disproportionate Redemption. The receipt of cash by a shareholder will be "substantially disproportionate" with respect to such shareholder within the meaning of Section 302(b)(2) of the Code if the percentage of the total outstanding Shares actually and constructively owned by the shareholder immediately following the sale of Shares pursuant to the Offer is less than 80 percent of the percentage of the total outstanding Shares actually and constructively owned by such shareholder immediately before such sale.

3. Not Essentially Equivalent to a Dividend. Even if a sale by a shareholder fails to meet the "complete redemption" or "substantially disproportionate" tests, a shareholder may nevertheless meet the "not essentially equivalent to a dividend" test. Whether a specific redemption is "not essentially equivalent to a dividend" depends on the individual shareholder's facts and circumstances. In any event, the redemption must result in a "meaningful reduction" of the shareholder's proportionate interest in the Fund. The IRS has indicated in a published ruling that, in the case of a minority shareholder in a publicly held corporation whose relative stock investment in the corporation was minimal and who exercised no control over corporate affairs, a small reduction in the percentage ownership interest of such shareholder in such corporation (from .0001118 percent to .0001081 percent—a 3.3 percent reduction under the facts of this ruling) was sufficient to constitute a "meaningful reduction." Shareholders seeking to rely on this test should consult their own tax advisers as to the application of this particular standard to their own situations.

Backup Withholding. The Depositary may be required to withhold 28% of the gross proceeds paid to a shareholder or other payee pursuant to the Offer unless either: (a) the shareholder has completed and submitted to the Depositary the IRS Form W-9 providing the shareholder's taxpayer identification number/social security number and certifying under penalties of perjury: (i) that such number is correct, (ii) that (A) the shareholder is exempt from backup withholding, (B) the shareholder has not been notified by the IRS that the shareholder is subject to backup withholding as a result of an under-reporting of interest or dividends, or (C) the IRS has notified the shareholder that the shareholder is no longer subject to backup withholding, (iii) the shareholder is a U.S. citizen or other U.S. person (as defined in IRS Form W-9), and (iv) the FATCA code(s) entered on the form (if any) indicating that the shareholder is exempt from FATCA reporting is correct; or (b) an exception applies under applicable law and Treasury regulations.

Medicare Tax. A 3.8% Medicare tax is imposed on net investment income earned by certain individuals, estates and trusts. "Net investment income," for these purposes, means investment income, including ordinary dividends and net gains from taxable dispositions of Fund Shares, reduced by the deductions properly allocable to such income. In the case of an individual, the tax will be imposed on the lesser of (1) the shareholder's net investment income or (2) the amount by which the shareholder's modified adjusted gross income exceeds $250,000 (if the shareholder is married and filing jointly or a surviving spouse), $125,000 (if the shareholder is married and filing separately) or $200,000 (in any other case). This Medicare tax, if applicable, is reported by you on, and paid with, your federal income tax return.

Federal Income Tax, Consequences to Tendering Shareholders - Non-U.S. Shareholders.

U.S. Withholding at the Source. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an "exchange" or a "dividend" for tax purposes at the time of the payment, any payments to a tendering shareholder who is a Non-U.S. Shareholder that does not hold its Shares in connection with a trade or business conducted in the United States generally will be treated as a dividend for U.S. federal income tax purposes and generally will be subject to U.S. withholding tax at the rate of 30%. This 30% U.S. withholding tax will apply even if the Non-U.S. Shareholder has provided the required certification to avoid backup withholding (unless a reduced rate under an applicable tax treaty or exemption applies). In order to obtain a reduced rate of withholding under an applicable tax treaty, a Non-U.S. Shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form W-8BEN or W-8BEN-E. In order to obtain an exemption from withholding on the grounds that the Non-U.S. Shareholder holds its Shares in connection with a trade or business conducted in the United States, the Non-U.S. Shareholder must deliver to the Depositary a properly completed and executed IRS Form W-8ECI. Such forms (and additional IRS forms) may be obtained from the Information Agent or the IRS at www.irs.gov.

A tendering Non-U.S. Shareholder who realizes a capital gain on a tender of Shares will not be subject to U.S. federal income tax on such gain, unless the Shareholder is an individual who is physically present in the United States for 183 days or more during the tax year and certain other conditions are satisfied. A tendering Non-U.S. Shareholder who realizes a capital gain may be eligible to claim a refund of the withheld tax by filing a U.S. tax return and demonstrating that it satisfies one of the provisions of Section 302 described above or is otherwise able to establish that no withholding or a reduced amount of withholding is due. Special rules may also apply in the case of Non-U.S. Shareholders that are: (i) former citizens or residents of the United States or (ii) subject to special rules such as "controlled foreign corporations." Non-U.S. Shareholders are advised to consult their own tax advisers.

Backup Withholding and Certification Rules. Non-U.S. shareholders have special U.S. tax certification requirements to avoid backup withholding at a rate of 28%, and if applicable, to obtain the benefit of any income tax treaty between the non-U.S. shareholder's country of residence and the United States. To claim these tax benefits, the non-U.S. shareholder must provide the Depositary with a properly completed IRS Form W-8BEN (or other IRS Form W-8, where applicable, or their substitute forms) to establish his or her status as an non-U.S. shareholder, to claim beneficial ownership over Shares, and to claim, if applicable, a reduced rate of or exemption from withholding tax under the applicable treaty. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding.

FATCA Withholding. FATCA is effective for U.S. source dividends paid on or after July 1, 2014. Since the Fund cannot determine whether a payment made pursuant to the Offer should be characterized as an "exchange" or a "dividend" for tax purposes at the time of the payment, any payment to a tendering shareholder who is a foreign financial institution ("FFI") or non-financial foreign entity ("NFFE") may be subject to a 30% withholding tax. The FATCA withholding tax generally can be avoided: (a) by an FFI, if it reports certain direct and indirect ownership of foreign financial accounts held by U.S. persons with the FFI and (b) by an NFFE, if it: (i) certifies that it has no substantial U.S. persons as owners or (ii) if it does have such owners, reports information relating to them. The U.S. Treasury has negotiated intergovernmental agreements ("IGA") with certain countries and is in various stages of negotiations with a number of other foreign countries with respect to one or more alternative approaches to implement FATCA. An entity in one of those countries may be required to comply with the terms of an IGA instead of U.S. Treasury regulations.

An FFI can also avoid FATCA withholding if it is deemed compliant or by becoming a "participating FFI," which requires the FFI to enter into a U.S. tax compliance agreement with the IRS or, if applicable, a governmental authority of its own country, under section 1471(b) of the Code ("FFI agreement") under which it agrees to verify, report and disclose certain of its U.S. accountholders and provided that such entity meets certain other specified requirements. The FFI will report to the IRS, or, depending on the FFI's country of residence, to the government of that country (pursuant to the terms and conditions of an applicable IGA and applicable law), which will, in turn, report to the IRS. An FFI that is resident in a country that has entered into an IGA with the U.S. to implement FATCA will be exempt from FATCA withholding provided that the FFI shareholder and the applicable foreign government comply with the terms of such agreement.

An NFFE that is the beneficial owner of a payment from the Fund can avoid the FATCA withholding tax generally by certifying that it does not have any substantial U.S. owners or by providing the name, address and taxpayer identification number of each substantial U.S. owner. The NFFE will report information either (i) to the Fund, or other applicable withholding agent, which will, in turn, report information to the IRS, or (ii) directly to the IRS.

Such foreign shareholders also may fall into certain exempt, excepted or deemed compliant categories as established by U.S. Treasury regulations, IGAs, and other guidance regarding FATCA. An FFI or NFFE will need to provide the Fund with the applicable IRS Form W-8 (W-8BEN-E, W-8ECI, W-8EXP or W-8IMY) properly certifying the entity's status under FATCA in order to avoid FATCA withholding. If a tendering shareholder is subject to withholding under both FATCA and either backup withholding or U.S. withholding at the source, the Fund will withhold only under FATCA (subject to an ability by the Fund to elect to backup withhold in certain circumstances).

Non-U.S. Shareholders are urged to consult their own tax advisers regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

Federal Income Tax Consequences to Non-Tendering Shareholders.

Federal Income Tax Consequences to Non-Tendering Shareholders. If the sale of Shares pursuant to the Offer is treated as a "dividend" to a tendering shareholder, a constructive dividend under Section 305 of the Code may result to non-tendering shareholders whose proportionate interest in the earnings and assets of the Fund has been increased as a result of such tender. Under Section 305 of the Code, a distribution by a corporation of its stock or rights to acquire its stock is treated as a dividend if the distribution (or a series of distributions of which such distribution is one) has the result of (1) the receipt of money or other property by some shareholders, and (2) an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. An exception to this rule is provided for a distribution of property incident to an isolated redemption of stock (for example, pursuant to a tender offer).

The Fund does not believe the Offer should cause non-tendering shareholders to realize constructive distributions on their Shares under Section 305 of the Code, but rather, the Offer should be treated as an "isolated transaction" within the meaning of Treasury regulations. This is because, among other things, the Fund is not required by its charter, bylaws, federal or state law, or otherwise to redeem any of its Shares, the Board has a fiduciary duty to the Fund and its shareholders to consider the appropriateness of any share repurchase, and the Fund has no absolute commitment to make any further tender offers subsequent to the present Offer.

The U.S. federal income tax discussion set forth above is a summary included for general information purposes only. In view of the individual nature of tax consequences, each shareholder is advised to consult its own tax adviser with respect to the specific tax consequences to it of the Offer, including the effect and applicability of state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

15. EXTENSION OF TENDER PERIOD; TERMINATION: AMENDMENTS.

The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Offer is pending by notifying the Information Agent and making a public announcement thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer. The Fund also reserves the right, at any time and from time to time up to and including the Expiration Date, to (a) terminate the Offer and not to purchase or pay for any Shares or, subject to applicable law, postpone payment for Shares upon the occurrence of any of the conditions specified in Section 5, "Certain Conditions of the Offer"; and (b) amend the Offer in any respect by making a public announcement thereof. Such public announcement will be issued no later than 9:00 a.m., New York City time, not later than the next business day after the previously scheduled Expiration Date and will disclose the approximate number of Shares tendered as of that date. Without limiting the manner in which the Fund may choose to make a public announcement of extension, termination or amendment, except as provided by applicable law (including Rule 13e-4(d)(2), Rule 13e-4(e)(3), and Rule 14e-1(d) under the Exchange Act), the Fund shall have no obligation to publish, advertise or otherwise communicate any such public announcement.

If the Fund materially changes the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Fund will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (i) the Fund increases or decreases the price to be paid for Shares, or the Fund increases or decreases the number of Shares being sought and (ii) the Expiration Date is less than ten business days away, then the Expiration Date will be extended at least ten business days from the date of the notice.

16. FEES AND EXPENSES.

The Fund will not pay to any broker or dealer, commercial bank, trust company or other person any solicitation fee for any Shares purchased pursuant to the Offer. The Fund will reimburse these firms for customary handling and mailing expenses incurred in forwarding the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of the Fund or the Depositary for purposes of the Offer.

The Fund has retained Georgeson Inc. to act as Information Agent and Computershare Trust Company, N.A. to act as Depositary. The Fund will pay the Information Agent and Depositary reasonable and customary compensation for their services and will also reimburse them for certain out-of-pocket expenses and indemnify them against certain liabilities. Shares will be purchased at 95% of the Fund's NAV to offset the fees charged by the Information Agent and Depositary, among other costs.

17. MISCELLANEOUS.

The Offer is not being made to, nor will the Fund accept tenders from, owners of Shares in any jurisdiction in which the Offer or its acceptance would not comply with the securities or Blue Sky laws of that jurisdiction. The Fund is not aware of any jurisdiction in which the making of the Offer or the tender of Shares would not be in compliance with the laws of that jurisdiction. However, the Fund reserves the right to exclude holders in any jurisdiction in which it is asserted that the Offer cannot lawfully be made. So long as the Fund makes a good faith effort to comply with any state law deemed applicable to the Offer, the Fund believes that the exclusions of holders residing in that jurisdiction is permitted under Rule 13e-4(f)(9) under the Exchange Act.

FIRSTHAND TECHNOLOGY VALUE FUND, INC.

OFFER TO PURCHASE FOR CASH
FOR UP TO $20 MILLION OF ITS ISSUED AND OUTSTANDING
SHARES OF COMMON STOCK AT 95% OF THE NET ASSET VALUE
PER SHARE AS OF
DECEMBER 31, 2014

THE TENDER OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 22, 2015,
UNLESS THE TENDER OFFER IS EXTENDED

The Information Agent for the Offer is:
Georgeson Inc.
480 Washington Boulevard, 26th Floor
Jersey City, NJ 07310

All Holders Call Toll Free: (866) 857-2624

The Depositary for the Offer is:
Computershare

By Mail:	By Registered, Certified or Express Mail or Overnight Courier.
Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

December 22, 2014